Exhibit 99.1

Cell Therapeutics Provides Monthly Information at Request of CONSOB:

Addendum to the Press Release issued on July 31, 2009

August 6, 2009 Seattle — Cell Therapeutics, Inc. (the “Company” or “CTI”) (NASDAQ and MTA: CTIC) is providing the information herein pursuant to a request from the Italian securities regulatory authority, CONSOB, pursuant to Article 114, Section 5 of the Unified Financial Act, that the Company issue at the end of each month a press release providing a monthly update of certain information relating to the Company’s management and financial situation. However, the Company also directs its Italian shareholders to the Italian language section of its website at www.celltherapeutics.com/italiano, where more complete information about the Company and its products and operations, including press releases issued by the Company, as well as the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) and the Listing Prospectus authorized to be published by CONSOB, can be found. The information provided below is qualified in its entirety by reference to such information.

As announced in the press release issued on July 31, 2009, this press release coincides with the Company’s quarterly filing of financial information for the three and six month periods ended June 30, 2009 with the SEC.

Please note that all of the information disclosed in this press release primarily refers to the period June 1, 2009 through June 30, 2009.

Provisional financial information as of June 30, 2009 and EBITDA

The following information concerns the Company’s provisional (unaudited) results for the month ended June 30, 2009.

Such financial information represents estimates that are based on assumptions the occurrence of which depends on circumstances relating to the Company and the macroeconomic situation, and which assumptions might or might not occur.

The following table reports the Estimated Indication of a few relevant items referring to the statements of operations for the month ended June 30, 2009:

Estimated financial data of the company for the month ended June 30, 2009

The estimated and unaudited financial data of the Company as of June 30, 2009 compared with those for the previous month are shown below (amounts in thousands of U.S. dollars):

	May 31, 2009	June 30, 2009
Net revenue	$6	$11
Operating income (expense)	$(4,838)	$(6,504)
Profit /(Loss) from operations	$(4,832)	$(6,493)

Other income (expenses), net	$(5,857)	$6,184
Preferred Stock:
- Dividend	$—	$—
- Deemed Dividend	$—	$(8,238)
EBITDA	$(10,689)	$(8,547)

Depreciation and amortization	$(185)	$148
Amortization of debt discount and issuance costs	$(175)	$(141)

Interest expense	$(544)	$(492)

Net profit /(loss) attributable to common shareholders	$(11,593)	$(9,032)

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Estimated Research and Development expenses were $2.9 million and $1.8 million for the months of May and June 2009, respectively.

Net financial indebtedness

The following table reports the estimated and unaudited net debt financial indebtedness of the Company as of May 31, 2009 and June 30, 2009, including the separate indication of the total financial needs, regarding debts expiring less than 12 months ahead (current portion). The relevant financial data are compared with those for the previous month (amounts in thousands of U.S. dollars).

Net Financial Standing	May 31, 2009	June 30, 2009
Cash and cash equivalents	$28,369	$11,980
Long term obligations, current portion	$(1,596)	(1,560)
Net Financial Standing, current portion	$26,773	$10,420

Senior subordinated notes	$(55,150)	$(43,363)
Long term obligations, less current portion	$(1,755)	$(2,174)
Convertible senior notes	$(64,083)	$(23,027)
Net Financial Standing, less current portion	$(120,988)	$(68,564)
Net Financial Indebtedness	$(94,215)	$(58,144)

The total estimated and unaudited net financial position of the Company as of June 30, 2009 is approximately a negative $58,144 (in thousands of U.S. dollars).

As of June 2009, no portion of the Convertible Senior Subordinated Notes and Convertible Senior Notes come due within the next twelve months.

The Company had no debt that matured during the month of June 2009.

About Cell Therapeutics, Inc.

Headquartered in Seattle, the Company is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.CellTherapeutics.com.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect future results and the trading prices of the Company’s securities. Specifically, the risks and uncertainties include that the Company continues to have a substantial amount of debt outstanding and the quarterly interest expense associated with the debt is significant, the Company’s operating expenses continue to exceed its net revenues, that the Company may not be able to further reduce its operating expenses, that the

www.CellTherapeutics.com.

Company will continue to need to raise capital to fund its operating expenses and may not be able to raise sufficient amounts to fund its continued operation, that the information presented herein with respect to the Company’s convertible notes and convertible preferred stock may differ materially from the information presented by the Company with respect to its convertible notes and convertible preferred stock prepared in accordance with U.S. GAAP in its periodic reports on Form 10-K and Form 10-Q, as well as other risks listed or described from time to time in the Company’s most recent filings with the SEC on Forms 10-K, 10-Q and 8-K. Except as required by law, the Company does not intend to update any of the statements in this press release upon further developments.

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Media Contact:

Dan Eramian

T: 206.272.4343

C: 206.854.1200

E: media@ctiseattle.com

Investors Contact:

Ed Bell

T: 206.272.4345

Lindsey Jesch Logan

T: 206.272.4347

F: 206.272.4434

E: invest@ctiseattle.com

www.CellTherapeutics.com.